Exhibit 10.1

DELEGATION AGREEMENT

AMONG

ENERGY TRANSFER LP

SUNOCO GP LLC

AND

SUNOCOCORP LLC

This Delegation Agreement (the “Agreement”) dated October 27, 2025 (the “Effective Date”), is by and among Energy Transfer LP, a Delaware limited partnership (the “Sole Member”), Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), and SunocoCorp LLC, a Delaware limited liability company (“SunocoCorp”). The Sole Member is the sole member of the General Partner. The General Partner is the general partner of Sunoco LP, a Delaware master limited partnership (“Sunoco”).

References herein to the Third Amended and Restated Agreement of Limited Partnership of Sunoco (the “Partnership Agreement”) or the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLCA”) in a context that contemplates a future time shall mean the Partnership Agreement or the GP LLCA, respectively, as amended or restated at the applicable time.

RECITALS:

WHEREAS, Section 5.1 and Section 5.3 of the GP LLCA grant the Sole Member the right to elect, appoint or remove the members of the board of directors of the General Partner;

WHEREAS, Section 5.2 of the GP LLCA grants the board of directors of the General Partner certain power and authority to manage the business and affairs of the General Partner and the Partnership Agreement grants certain authority to the General Partner to manage the business and affairs of Sunoco; and

WHEREAS, the Sole Member wishes to delegate to SunocoCorp the Sole Member’s power and authority to elect, appoint and remove the members of the board of directors of the General Partner, subject to the terms and conditions of this Agreement and the GP LLCA, and SunocoCorp wishes to accept such delegation.

NOW, THEREFORE, the parties hereto agree as follows:

1. Delegation and Related Matters.

1.1. Delegation by Sole Member to SunocoCorp. The Sole Member hereby delegates to SunocoCorp, to the fullest extent permitted under the GP LLCA and Delaware law, all of the Sole Member’s power and authority to elect, appoint and remove the members of the board of directors of the General Partner (the “Board Appointment Delegation”), subject to termination in accordance with Section 3 hereof and the terms and provisions of the GP LLCA. (a) The power and authority of the Sole Member to elect, appoint and remove the members of the board of directors of the General Partner is set forth in the GP LLCA and is provided by Delaware law, (b) certain power and authority of the board of directors of the General Partner to manage the business and affairs of the

General Partner is set forth in Section 5.2 of the GP LLCA and is provided by Delaware law and (c) certain power and authority of the General Partner to manage the business and affairs of Sunoco is set forth in the Partnership Agreement and is provided by Delaware law. If (i) the Sole Member’s power and authority to elect, appoint or remove the members of the board of directors of the General Partner, (ii) the power and authority of the board of directors of the General Partner to manage the business and affairs of the General Partner or (iii) the power and authority of the General Partner to manage the business and affairs of Sunoco is modified pursuant to a subsequent amendment or restatement of the GP LLCA, the Partnership Agreement or changes in Delaware law, then the power and authority delegated to SunocoCorp shall be modified on the same basis.

Notwithstanding the foregoing, the Sole Member is retaining all of its Membership Interests (as defined in the GP LLCA) in the General Partner and all of its rights, powers, obligations and other interests as the Sole Member of the General Partner, and none of these are hereby being assigned or transferred by the Sole Member to SunocoCorp except for the Board Appointment Delegation in accordance with the terms hereof.

1.2. Acceptance of Delegation by SunocoCorp. SunocoCorp hereby accepts the Board Appointment Delegation in accordance with the terms hereof and acknowledges and agrees that the Board Appointment Delegation and its performance thereof remains subject to (i) the terms, limitations and standards of the GP LLCA and the Partnership Agreement applicable thereto and (ii) applicable Delaware law.

2. Conflicts of Interest. All potential and actual conflicts of interest that exist or arise between the General Partner, SunocoCorp and each of their Affiliates, on the one hand, and the Partnership, any Group Member (as defined in the Partnership Agreement), any Partner (as defined in the Partnership Agreement) or any other Person (as defined in the Partnership Agreement) who acquires an interest in a Partnership Interest (as defined in the Partnership Agreement) or any other Person who is bound by the Partnership Agreement, on the other hand, shall be subject to Section 7.9 of the Partnership Agreement, as amended as of the Effective Date.

3. Termination of Delegation. The Board Appointment Delegation under this Agreement commences on the Effective Date and shall continue in effect until the earliest to occur of any of the following events, at which time the Board Appointment Delegation by the Sole Member to SunocoCorp shall, and shall be deemed to, immediately and automatically cease and terminate and revest in the Sole Member without any further notice or action by any Person (other than with respect to the notice referenced in Section 3.4 below):

3.1. The commencement of an involuntary proceeding or the filing of an involuntary proceeding or petition seeking (i) liquidation, arrangement, relief of creditors, reorganization or other relief in respect of SunocoCorp or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for SunocoCorp, or for a substantial part of its assets;

3.2. SunocoCorp or its governing body shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, arrangement, relief of creditors, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors or (v) take any action (including any corporate or other organizational action) for the purpose of effecting any of the foregoing;

3.3. SunocoCorp shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due or shall become insolvent; or

3.4. The Sole Member shall deliver a notice in writing (email being sufficient) to SunocoCorp of its election to terminate the Board Appointment Delegation, which it may exercise at any time upon its good-faith belief that any of the items described in Section 3.1 or Section 3.2 is substantially likely to occur in the immediate future.

4. Non-withdrawal of General Partner. The General Partner hereby covenants and agrees that it shall not withdraw as general partner of Sunoco or assign or transfer its general partner interest in Sunoco so long as any equity securities of SunocoCorp are listed on a national securities exchange or are owned by Persons other than the Sole Member and its Subsidiaries.

5. Amendments to Partnership Agreement. The General Partner hereby covenants and agrees that it shall not propose any amendment to the Partnership Agreement that would adversely affect the rights delegated to SunocoCorp pursuant to this Agreement so long as any equity securities of SunocoCorp are listed on a national securities exchange or are owned by Persons other than the Sole Member and its Subsidiaries.

6. Amendments to GP LLCA. The Sole Member hereby covenants and agrees that it shall not amend the GP LLCA in any manner that would adversely affect the rights delegated to SunocoCorp pursuant to this Agreement, including any amendment that would diminish the authority of the board of directors of the General Partner, so long as any equity securities of SunocoCorp are listed on a national securities exchange or are owned by Persons other than the Sole Member and its Subsidiaries.

7. Miscellaneous.

7.1. References. Except as specifically provided otherwise, references to “Sections” are to Sections of this Agreement.

7.2. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

7.3. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking actions as may be necessary or appropriate to achieve the purposes of this Agreement.

7.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement may not be assigned, in whole or in part, by any party to this Agreement without the written consent of the other parties to this Agreement. The parties hereto acknowledge and agree that this Agreement shall not constitute an executory contract under Section 365 of Title 11 of the United States Bankruptcy Code.

7.5. Integration. This Agreement and the other instruments and agreements specifically referenced herein constitute the entire agreement among parties hereto.

7.6. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Sole Member, SunocoCorp, the Partnership or the General Partner.

7.7. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

7.8. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

7.9. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

7.10. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

7.11. Amendments. This Agreement may be amended by an agreement in writing signed by the Sole Member and SunocoCorp without the vote, approval or consent of the holders of Limited Partner Interests (as such term is defined in the Partnership Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SUNOCO GP LLC

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President and Chief Executive Officer

SUNOCOCORP LLC

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President and Chief Executive Officer

[Signature Page to Delegation Agreement (Purchaser Holdco Reorganization (Step 9)]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer

[Signature Page to Delegation Agreement (Purchaser Holdco Reorganization (Step 9)]